Exhibit 99.2

Poniard Pharmaceuticals Announces Treatment of First Patient
in Phase 1 Trial of Oral Formulation of Picoplatin

South San Francisco, Calif. (April 13, 2007) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced treatment of the first patient in a Phase 1 clinical trial of oral picoplatin.  The Company previously announced that it had filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) for an oral formulation of picoplatin in February 2007.

Study Details

The Phase 1, randomized, open-label, dose-ranging study is comparing the bioavailability, pharmacokinetics, pharmacodynamics and safety of picoplatin administered orally with picoplatin administered intravenously in approximately 18 patients with advanced solid tumor malignancies.  The trial is being conducted at clinical sites in the United States and is expected to take six months to complete.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun
Poniard Pharmaceuticals
Corporate Communications
7000 Shoreline Court, Suite 270
South San Francisco, CA  94080
206-286-2517
jrathbun@poniard.com

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